Exhibit 99.1
Richard Grigg appointed Senior Vice President and Managing Director of Pacific Asia Petroleum, Inc.

FOR RELEASE:  FRIDAY, August 8, 2008; 9:00 A.M. Eastern Time

Hartsdale, NY, August 7, 2008 – Pacific Asia Petroleum, Inc. (PFAP.PK) announced today it has appointed Richard Grigg as Senior Vice President and Managing Director of the Company effective August 1, 2008.

“I am pleased that Richard, who has been working with Pacific Asia Petroleum over the last 9 months as our Managing Director, now assumes this senior corporate executive role.  His career of expertise in the oil and gas business internationally, and his hands on experience in coal bed methane and tight gas sand operations, is timely for our Company as we move forward to develop properties that have the potential to add significant value to our Company. Richard has added tremendous value to the Company over the last 9 months, and now his appointment as a senior executive officer of the Company will serve us well as we attempt to commercialize on our opportunities. We look forward to his experience and excellent operational and management skills continuing to contribute towards the continued growth of the company in the future,” said Frank C. Ingriselli, Pacific Asia Petroleum, Inc.’s President and CEO.

Mr. Grigg added, "I am very privileged to be able to work with the unique and world class management team at Pacific Asia Petroleum. The opportunities ahead are significant and I am confident that we can capitalize on these and continue to build and grow this company, more than delivering to the expectations of all our stakeholders alike. It is exciting to be part of a small dynamic team which has the experience to confidently evaluate risk and potential, while at the same time able to be nimble enough to act decisively to quickly close on selected objectives. Asia is about relationships, respect, patience and persistence. More especially so in China. We will use this understanding wisely as we move our various projects to commercialization and profitability.”

Mr. Grigg has served as the Company’s Managing Director of its Beijing office since October 2007, and has 38 years experience in the petroleum and resource industries, with broad experience in both the operating and service sectors of the petroleum exploration and production industry as well as having extensive management and operational experience. Prior to joining Pacific Asia Petroleum, Mr. Grigg was the Chief Operating Officer (COO) for Sino Gas & Energy (SGE) based in Beijing and responsible for all activities of the company within China and in particular for negotiating SGE’s operatorship of and farm in to the Chevron owned Linxing, San Jiao Bei and Shenfu production sharing contracts, and the subsequent exploration and appraisal operations in those areas. Prior to joining SGE, from 2000 through 2005 Mr. Grigg served as a consultant to various Australian based coalbed methane (CBM) operators where he was involved in managing the project development of some of the largest Australian CBM commercialization projects including the Moranbah Gas Project in North Central Queensland for CH4 Ltd (now Arrow Energy). In 1987 Mr. Grigg founded Surtron Technologies, taking it to leadership within the resources industry in Australia and the Asia Pacific region before selling the company in 1997 to publicly listed Imdex Limited. During this period Mr. Grigg was also involved over a 6 year period (1992 to 1998) in a technology transfer venture in Vietnam and other countries in the Asia Pacific region.

Prior to 1987 Mr. Grigg worked with many of the largest multinational oilfield service companies where he gained broad ranging experience across the areas of drilling, reservoir engineering, petroleum engineering and production. These companies included Sperry Sun (now part of the Halliburton Group), Core Laboratories, Dowell Schlumberger (now Anadrill and part of the Schlumberger Group), and Eastman Whipstock (now BH/Inteq and part of the Baker Hughes Group).

Mr. Grigg started his career in 1970 with West Australian Petroleum (WAPET), then owned by Texaco Inc. and Chevron Corporation, and worked on the Barrow Island oilfield development gaining invaluable grass roots experience in all aspects of bring an oilfield to full commercialization.

Mr. Grigg brings to Pacific Asia Petroleum not only a broad experience within the international petroleum industry but also significant China experience developed over his time as COO of SGE; a sound understanding of Chinese business culture; a large network of industry contacts; a good understanding of how to effectively operate in China; and a history of being able to “make things happen” in China. In addition, he is very familiar with all the production sharing contracts in which Pacific Asia Petroleum is currently contracted to acquire an interest, in terms of both commercial and operational issues.

About Pacific Asia Petroleum, Inc.
Pacific Asia Petroleum, Inc. was recently formed to engage in the business of oil and gas exploration, development, production and trading in Asia and the Pacific Rim countries, with a specific focus on developing a broad range of energy opportunities, including clean and environmentally friendly natural gas ventures, in The People’s Republic of China. The Company’s executive offices are located in Hartsdale, New York, and the Company also has offices located in Beijing, The People’s Republic of China.

For more information, go to: www.papetroleum.com

Forward Looking Statements

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pacific Asia Petroleum, Inc. and its management are forward-looking statements. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the Securities and Exchange Commission.

Contacts:

Pacific Asia Petroleum, Inc. Company Contact:

Pacific Asia Petroleum, Inc.
Attn:  George Unser
250 East Hartsdale Ave.
Hartsdale, New York 10530
Phone:  (914) 472-6756
www.papetroleum.com

Pacific Asia Petroleum, Inc.’s Investor Relations Contact:

Liviakis Financial Communications, Inc.
Attn:  John Liviakis
655 Redwood Hwy, Suite 395
Mill Valley, CA 94941
Phone:  (415) 389-4670
www.liviakis.com
john@liviakis.com